Exhibit 10.1

Contract for Brokerage services No. 051

Mun. Chisinau	13 December 2001

“ASCONI” S.R.L. hereinafter named “The Client” represented by the director Mr. Jitaru Constantin, acting on the base of the Statute, from one side, and the C. B. “Agroindbank” S.A. hereinafter called “ The Broker”, authorized for brokerage services by the license BRB 045 dated 27 January 2000 in the person of President of the Bank, acting on the base of Statute, from another side, made up this contract regarding the following:

1.    Purpose of the contract

1.1    The Client entrusts and the Broker assumes the responsibility for performing the following actions:

(1) execution of stock transactions in the interest and on the account of the Client;

(2) provision of informational and consulting services related to sale or purchase of stocks.

1.2    For the purposes of this Contract the Broker will effect operations with stocks according to the Client’s orders and in the Client’s name.

The transactions executed by the Broker in the Client’s name will be regulated by the present Contract and the provisions of prevailing legislation related to delegation contracts.

The transactions executed by the Broker under this contract will be subject to the regulations on commission contracts. In this case the Broker will be deemed to be the nominal holder of the Client’s stocks.

1.3    For the due execution of this contract the broker will open a brokerage account in the Client’s name for the storage and accountability of the Client’s stocks and financial resources.

2.    The procedure for execution, cancellation and modification of orders.

2.1    The Broker will execute the Client’s orders in conformity with the provisions of legislation in force and the Stock Exchange Transaction Rules (when making transactions in the Stock Exchange).

2.2    The Broker assumes the responsibility for performing the following types of Client’s orders:

(1) sell-outs of stocks at prices not smaller that ordinary;

(2) purchase of stocks at prices not greater than ordinary.

2.3    Orders to the Broker are to be submitted in written.

2.4    Upon reception of an order the Broker is obliged to confirm (accept) it by signing it and indicating the date of reception in terms of at most 3 days.

2.5    The parties agree upon the following procedure of execution of sale orders:

2.5.1    The Client hands over to the Broker the order and the stockholder’s certificates (or extracts from the stock register if deals are to be made with non-materialized stocks) or the transfer order in the procedure determined for the transfer of above mentioned securities in the name of the Broker as nominal holder.

2.5.2    The Broker accepts the order according to the above procedure and above set terms and issues a receipt to confirm the reception of stock certificate (or extracts from the stock register if deals are to be made with non-materialized stocks) or of the transfer certificate.

2.5.3    If the order is executed on the Stock Exchange the Broker will transmit respective commands to the Stock Exchange immediately after reception (if order was received during the normal working time of the Stock Exchange) or upon the opening of the next working session (in other cases).

2.5.4    If the Broker is not the nominal holder of the Client’s stocks but executes orders of full or partial sale-out of the Client’s stocks, at the reception of respective Letter of Advice the Client will be obliged to:

(1) provide the Broker with duly compiled Power of Attorney for the transfer of stocks to the Stock Exchange or a Power of Attorney to represent his interests at the Stock Exchange if transaction is made on the Stock Exchange

(2) to provide the Broker with duly compiled transfer order if transaction is made off-exchange.

2.5.5    The Broker’s commission, the commission of the Stock Exchange (if involved), the tax on stock operations and other costs related to the operations with stocks will be reduced by the Broker from the financial resources obtained in the result of such stock operations.

2.5.6    The financial resources obtained from the Stock exchange on in the result of off-exchange contracts after the sale-out of stocks will be transferred by the Broker to the Client’s brokerage account or any other account indicated by the Client in written in terms of three working days.

2.6    The parties agree upon the following procedure of executing sale orders:

2.6.1    Before forwarding sale orders to the Broker the Client will provide a certain amount of money needed for that specific transaction to the brokerage account (such amount will include the Broker’s commission, the state tax on stock operations and other costs related to transactions with stocks, if necessary this amount will also include the commission of the Stock Exchange). If such amount of money is already on the brokerage account, the Client shall give his consent for using it for the purposes of transaction.

2.6.2    If the needed amount of money is already on the brokerage account of the Client, the Broker will accept the order according to the terms and procedures set by the present Contract.

2.6.3    If transaction is to be made on the Stock Exchange, the Broker will transmit relevant orders to the Stock Exchange immediately upon reception or upon the opening of the nearest working session (in other cases).

2.6.4    After execution of any transaction the Broker will transfer the obtained financial resources of the Client from his brokerage account to the account of the Stock Exchange or of the transaction contract if transaction is made off-exchange.

2.6.5    If the actual price of purchase is smaller than the amount made available by the Client for the particular order, in accordance with the point 2.6.1 of this contract, the Broker at the Client’s instruction will leave the remainder on the brokerage account or transfer it to any account indicated by the Client in terms of one working day.

2.6.6    The Broker will transmit to the Client the stock certificates (or extracts from registers in case of purchase of non-materialized stocks) immediately upon reception from the Stock Exchange or the off-exchange partner. If the Broker acts as a nominal holder of the Client’s stocks, he will reflect the execution of purchase orders by transferring the respective stocks to the Client’s brokerage account immediately upon receipt from the Stock Exchange or the off-exchange partner.

2.7    The parties agree upon the following procedure of canceling orders:

2.7.1    The Client retains the right to cancel an order with the condition of providing the Broker due notice in conformity with the provisions of this contract.

2.7.2    If the order to be cancelled has already been transmitted to the Stock Exchange, the Broker will be obliged to give respective notice to the Stock Exchange by sending it a Letter of Advice regarding cancellation of order immediately upon receipt from the Client. In such cases respective Letters of Advice on cancellation may be postponed by the Broker only for the time when there is no access to the transaction system of the Stock Exchange.

2.7.3    The Broker will confirm (accept) cancellation of any order in accordance with provisions of p. 2. 4 of this contract.

2.7.4    Stock certificates (or extracts from register- if stocks are non-materialized) of the cancelled transaction will be recovered to the Client immediately upon receipt of respective Letter of Advice exception made for the cases when the Broker in accordance with the provisions of this contract or the Client’s order is the nominal holder of Client’s stocks. In such cases they will be stored on the brokerage account of the Client.

2.7.5    The financial resources that are to be recovered by the Broker due to cancellation of a purchase order according to the Client’s instruction will be transferred onto the brokerage account of the Client in terms of one working day.

2.8    The parties agree upon the following procedure for order modification:

2.8.1    The Client retains the right to modify the price conditions of his orders or the number of stocks to be used in particular transaction executed or not executed by the Broker. The Client will inform the Broker on such cases respectively.

2.8.2    The broker confirms (accepts) modifications to orders according to the procedure set in the p.2.4 of this contract.

2.8.3    The transfer (recovery) of sums and supplementary (excessive) stocks caused by modifications to the orders will be made in accordance with the provisions of the contract for the reception and cancellation of orders.

2.9    Particular points of order execution on the Stock Exchange

2.9.1    In case of partial execution of orders for the sale of materialized stocks the non-executed port of order is automatically cancelled by the Stock Exchange by the end of current working day. In such case the initial stock certificate is transmitted by the Stock Exchange for cancellation and a new certificate for the remained part of stocks will be issued to the Client, or to the Broker if according to the provisions of this contract he is the nominal holder of Client’s stocks.

2.9.2    The new stock certificate for the unsold stocks made in the Client’s name will be handed-over to the Client immediately upon reception by the Broker.

2.9.3    The financial resources obtained in the result of sales of stocks will be subject to the provisions of regulatory for the execution of stock sale orders.

3.    Mutual rights and responsibilities of the parties.

3.1    The Client assumes the following responsibilities:

(1) to provide the Broker with all the necessary documents related to his right of property over the stocks included in the sale order;

(2) to receive from the Broker all the stocks purchased in his name according to this contract without delays;

(3) to transfer the necessary financial resources for purchase transactions to the Broker’s account;

(4) to provide the Broker, according to the provisions of this contract, with all the necessary documents for the proof of the Client’s right of property over the stocks included into sale orders or if the Broker is the nominal holder of the Client’s stocks- to provide the Broker with transfer order of the respective stocks to the name of the Broker;

(5) to effect payments for the Broker’s services, the tax on stock operations, other costs incurred during the transactions with stocks, in case of transactions on Stock Exchange- the Client assumes the responsibility for paying the respective commissions.

3.2    The Client has the right to:

(1) require the Broker to register the rights of property on the stocks purchased in the Client’s name if all costs relevant to such purchase transaction are already paid by the Client;

(2) if the Broker is not able to effect the registration defined in the sub-point one of this contract, the Client is entitled to require the Broker to recover the financial resources transferred to him for the execution of the order(including the commissions, tax on stock operations and if necessary, the Stock Exchange commission). In such case all the fines to the Stock Exchange will be covered on the Broker’s account;

(3) require the Broker to present reports regarding execution of orders according to the present contract;

(4) modify or completely cancel orders not executed by the Broker in accordance with the provisions set by this contract;

3.3    The Broker assumes the responsibility for:

(1) separate accounting of financial resources and stocks stored on the Client’s brokerage account;

(2) registration of reception of financial resources or stocks onto the Client’s brokerage account and storage separate from his own stocks and assets. The Broker assumes full responsibility for the financial resources and stocks entrusted to him until the transaction payments are made or until reimbursement to the Client in accordance with respective provisions;

(3) execution of the Client’s orders to the best of his honor and best advantage for the Client;

(4) giving timed information on conflicting interests that may impede execution of any particular transaction according to the Client’s orders;

(5) providing the Client with reports on the execution of the present contract, extracts from the brokerage account in terms of at most seven days after finalizing transactions.

4.    Payments for the Brokerage services and services of the Stock Exchange

4.1    The Broker’s commission will be determined at the moment of reception of order from the Client.

4.2    The Stock Exchange commission is determined in accordance with the stock exchange rules and norms by the moment of order transmission.

4.3    The stock transaction tax will be determined in accordance with the provisions of the legislation in force.

5.    Additional clauses

5.1    in case if the Broker acts as a nominal holder of the Client’s stocks, participation in all sessions of the General Assemblies of stock holders will be based on written orders of the Client.

6.    Coverage of Losses

6.1    The Broker is obliged to compensate the Client all the losses that may be inflicted to him by non-execution or improper execution of obligations assumed under this contract, including the losses caused by the delayed reimbursement of resources at the Client’s request, violation of contract conditions or breaches of rights and interests of the Client.

If recovery of stocks is impossible, the Broker will reimburse the Client such an amount of money as to be sufficient for the purchase of equivalent number of stocks in case.

7.    Arbitration of disputes

7.1    All the disputes that may arise from the execution of this contract will be resolved in accordance with the provisions of the legislation in force.

8.    Conditions of the contract

8.1    This contract becomes effective from the moment of signing by both parties and is valid until 1 January 2003

8.2    This contract may be modified only by written consent of both parties.

8.3    This contract may be terminated at any time by any of the parties. The contract can not be terminated during the execution of any Client’s order by the Broker or during payment for any transaction.

THE CLIENT	THE BROKER
S.R.L. “ASCONI”
MD-6824 jud. Chisinau, village Puhoi,
Registration certificate 10304619 dated 10.10.1994
Acc. 22240001016 at CB “Universalbank” S. A.
Bank code 280101803
Fiscal code 231582

Director
Jitaru Constantin             /S/ JITARU CONSTANTIN

2006, Republic of Moldova, mun. Chisinau,
str. Cosmonautilor, 9 cor./acc. 35213805
in the CD of NBM
Bank code 280101805
Fiscal code – 213256

President of the Bank
Natalia Vrabie                 /S/ NATALIA VRABIE

Chief of department
Vitalie Lungu                 /S/ VITALIE LUNGU